ImageWare Systems, Incorporated

Third Quarter 2014 Financial Results

November 17, 2014

Operator:

Good afternoon, everyone, and thank you for participating in ImageWare Systems’ Corporate Update Call to highlight their progress since its last update on August 11, 2014.  Joining us today are ImageWare Systems’ Chairman and CEO, Mr. Jim Miller; and the Company's CFO, Mr. Wayne Wetherell, as well as David Harding, the CTO.  Following their remarks we’ll open the call for your questions.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the US Private Securities Litigation Reform Act of 1995.  Words such as anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, if, should, and will and similar expressions, as they relate to ImageWare Systems, Incorporated, are intended to identify such forward-looking statements.  ImageWare may, from time to time update these publicly announced projections, but is not obligated to do so.  Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.

For a discussion of such risks and uncertainties, see Risk Factors in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, its quarterly reports on Form 10-Q for the quarter ended June 30, 2014 and its other reports filed with the Securities and Exchange Commission under the Securities 3 Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the dates on which they are made.

I would like to remind everyone that this call will be available for replay through to December 17, 2014 starting at 8 PM Eastern Time tonight.  A webcast replay will also be available via the link provided in today’s press release as well as available on the Company’s website at www.iwsinc.com.  Any redistribution, retransmission or rebroadcast of this call in any way, without the express written consent of ImageWare Systems, Incorporated, is strictly prohibited.

I would now like to turn the call over to the Chairman and Chief Executive Officer of ImageWare Systems, Mr. Jim Miller.  Sir, please go ahead.

Jim Miller:

Thank you, Amber, and good afternoon everyone.  As you saw at the close of the market today we reported financial results for the third quarter ended September 30, 2014.  I would like to begin today's call by speaking first about some specific financial results for the quarter and afterwards, I'll walk you through some of the recent developments and the progress we're making at ImageWare.

In the third quarter of 2014, total revenue was 919,000 versus 2.5 million in the third quarter of 2013.  As you may recall, in the third quarter of 2013, we recognized a large non-recurring 1.5 million payment from the United States Department of Veterans Affairs in connection with software licenses.  The absence of this revenue in the third quarter of this year weighed heavily on the year-to-year comparison.

Gross margins in the third quarter of 2014 were 73% compared to 88% in the year-ago quarter, the decrease again primarily due to the VA contract.  Net loss in the third quarter of 2014 was 2.1 million or minus $0.02 per basic share, compared to net income of 326,000 or even based on basic share basis in the third quarter of 2013.  At September 30, 2014, cash and cash equivalents totaled 488,000 and we carried no debt.  Subsequent to the quarter, in October and November, we borrowed a total of $1 million under our existing line of credit for working capital purposes.  We have remaining capacity under the line totaling 2.5 million and have accounts receivable currently of approximately 1 million, all of which we expect to collect in the fourth quarter.

Now, moving on to operational and strategic discussions of our business.  The third quarter was a transition period for our organization as several of our partners and new agreements remained in the testing and implementation process.  While we certainly expected some of these agreements to be producing revenues today, it's important to note that we’re dealing with large organizations that are thoughtful and methodical on the rollout of our potentially game-changing software.  Let me provide an update on the agreements.

Let's start first with T-Systems.  In March of this year, we announced our partnership with T-Systems, the wholly-owned subsidiary of Deutsche Telekom in Germany.  With almost 200 million customers Deutsche Telekom is one of the world's leading telecommunications and information technology service companies, represented in approximately 50 countries around the world.  T-Systems will enable us to enter untapped markets such as Europe, the Middle East and Latin America.  We're making excellent progress with our partners at Deutsche Telekom and as discussed earlier this year, Deutsche Telekom has identified our first joint customer in the German national railroad, or Deutsche Bahn.  This project has moved towards implementation but, in addition to the always present technical challenge inherent in any project, there is some political challenges in these projects as well.  This is due to the concern on the part of the German administration over the use of US software, part of the fallout from their well-published events regarding the NSA, which we're sure all of you have read or seen.

We continue, however, to work to provide biometric security for mobile devices on this project through T-Systems and its German affiliates who will, under agreement with us, ensure that the product meets local requirements.  The implementation of this will provide around 12,000 mobile devices with the IWS GoMobile product and will be on a monthly service basis under a multi-year contract.  Our partners are still advising us that we will start implementation in December of this year.  We're moving forward with T-Systems and its partners on a solution to increase security of patient medical records in the German healthcare system.  The initial paid pilot will kick-off in two regions in Germany prior to year end 2014.

Going from beta to production, our partnership program with IBM has of now officially gone live and they’ve dedicated co-marketing funds to us as part of their Bluemix program.  As a reminder, IBM's Bluemix is similar to an enterprise app store, allowing IMB cloud customers to choose among a collection of either IBM software and services or those from a variety of vendors, such as ImageWare.  Bluemix customers will now be able to leverage ImageWare's Identity As A Service, a Cloud-Based Multi-Mobile Biometric Identity Management and user Authentication Platform to easily provide user authentication solutions that meets their customers' specific business needs.  We have not yet recognized revenues from the contract and, while we are IBM's only biometric partner and cannot control the sales of our product on their platform, we continue to be very supportive of the partnership and remain optimistic about the long-term prospects of the agreement.

We always caution our investors regarding the process and timing of transactions, particularly those involving large multi-national corporations.  While there were timing delays associated with the launch of our major international retailer agreement, the project is well under way and is currently in the hardware implementation process.  Our partner has communicated that the enrollment of Identities will begin in December with revenues to begin in our first quarter.  As a reminder under that agreement, our CloudID product suite will use finger, face, iris, and voice and run on top of the Fujitsu Trusted Cloud S5 Platform.  The biometric products have been licensed on the service fee model, generating revenue from the initial license fee per person and a recurring monthly license fee per person thereafter.

Our other Mexican contract with the State of Baja, California for production of its drivers’ license went operational in October and it is generating revenue.  Under the terms of this agreement, ImageWare received an upfront license fee and will continue to receive recurring monthly revenues from each license produced.  We expect this to generate approximately 30 to $40,000 per month as it ramps up.  As a reminder our software will help generate million and a half licenses between now and January of 2017.  We expect this contract all-in will generate more than 1.5 million in revenues over its life.

As you know, we've partnered with Mobile Wallet providers as it presents an attractive opportunity and allows us to showcase our plug-in approach to Identity Management Authentication.  The two partners we've announced in this area; Maxie Mobile and Global Payout, became one.  During the quarter Global Payout acquired Maxie Mobile.  Given the acquisition and the timing of their software updates the rollout has taken longer than the Company had communicated.  However, now, since they’ve officially rolled out earlier this month, we’re expecting to recognize revenue as soon as our products are cleared for distribution by the App Stores at Google and Apple.  This is how Global and its customers will load the application.  We believe that will occur in this quarter.

We were unable to recognize the expected million in revenue from the Los Angeles World Airport during the quarter, as the launch of the product shifted to early October.  While we've received over two-thirds of the billings already and expect to receive the reminder in the fourth quarter, we are a small part of a much larger implementation and can only conclude this project when all the work tasked to our partners is complete.  The entire system went live in October and we expect to recognize revenue on this project in the first quarter of 2015.

Now moving on to our new product introductions as well as new partners and transactions associated with these products in the third quarter.  Our turnkey GoVerifyID solution provides out-of-band verification, using multi-modal biometrics with a mobile device.  It requires no front-end coding and can be integrated into existing enterprise applications available via license or subscription as part of our Identity as a Service offering, GoCloudID.  Therefore you do not have to alter your workflow process to incorporate Biometric Identity Management.  This new solution was unveiled at the CTIA Super Mobility Week Trade Show in September, running our GoMobile interactive platform.  We are very proud that GoMobile was named the best Mobile Payment software by CTIA at that show.

Within two months of introduction, we entered into a partnership with TransUnion to integrate their ID Manager Solution with our GoVerifyID product, allowing ImageWare to deliver advanced fraud prevention capabilities to organizations.  We truly believe this relationship will help accelerate consumer adoption of Biometric Authentication.  Biometric authentications which include voice, eye, signature, fingerprint, and facial recognition, provide an additional layer of fraud defense to TransUnion and ImageWare's customers.  Through the relationship, consumer identities will be thoroughly analyzed using both biometric signatures and the TransUnion ID Manager Platform.  Both TransUnion and ImageWare customers will benefit from new seamless access to these fraud prevention tools.  Customers using this solution will pre-register the biometrics which will then be used for authentication when a customer subsequently logs in.  We expect this solution to go live in the first quarter of 2015.

As many of you know TransUnion is the one of the world's largest credit reporting companies, serving over 500 million consumers in 30 countries.  As they are in the business of data collection and the secure use of that data they are a natural implementer of the ImageWare technology.  Our ability to use parts of their ID Manager technology will also add incredible strength and credibility to our offerings and, as our agreement calls for joint sales and marketing, we are really looking forward to working with them to move our combined products out into the world.

Later this week we will also be presenting GoVerifyID at the Fujitsu Forum in Munich, which will be shown as it’s integrated into the new FUJITSU Market Place point-of-sale product, their first new point-of-sale product in several years.  FUJITSU Market Place breaks down the barrier between orders and in-store shopping by combining both in a single transaction.  For customers this means consistent pricing, promotions, and customer experience whether online, in-store or ordering using a mobile device.  Sales associates can transact with customers through a single application rather than switching between point-of-sale and online order fulfillment.  This makes the operation quicker and easier to learn with greater accuracy.

To address the challenges of improving customer service and enterprise efficiency, FUJITSU Market Place works across the entire enterprise, fulfilling all channels and offering a range of deployment models to meet each retailer's different needs and budgets, not to mention business and timing priorities.  The FUJITSU Market Place enables retailers to simplify and improve customer shopping experiences as well.  The solution helps retailers build long-term personal relationships that customers’ value.  Whether browsing online, asking questions at a call center, confirming choices by smartphone, or ordering in-store on a tablet PC, the platform delivers continuity across the channel.  The solution also helps sales associates quickly access, on a consistent basis, real-time data.

Combined with the ImageWare Identity Authentication Solution retailers and customers can be more secure in transaction processing, significantly reducing their risk of fraud.  ImageWare's GoVerifyID will also be the centerpiece of Fujitsu's presence at the National Retail Federation Event to be held in New York City in early January.  It’s Fujitsu's plan to bring this product to market in 2015 and we believe it provides the marketplace with a seamless way to incorporate biometrics into the point-of-sale process in the retail market.

Our contract with Fujitsu to jointly market a Cloud-Based Multi-Modal Biometric Identity Management Solution continues to progress.  As we discussed on our last call, Fujitsu established a dedicated sales team to sell our products and services in the Americas and accelerate the launch of the partnership product offerings to Fujitsu's global clients.  The global rollout has begun.  Fujitsu Japan commenced sales shortly after Labor Day and is already committed to bring additional sales personnel on, being trained in Japan to tackle the Asian market.  Many people ask us how the process will work and actual use by customers of TransUnion or Fujitsu and, and for that matter, by any of our other clients.  So today we thought it might be instructive for you all to have us walk you through it and for that I’ll turn it over to our CTO, David Harding, who will show you just how easy this technology is to use.  Dave?

David Harding:

Thank you, Jim.

Out-of-Band Identity Verification, which is one of the key services that both Fujitsu and TransUnion are partnering with us to provide to their customers, is a quick and easy way for users to be able to verify their identity using one or more biometrics such as voice, face, and fingerprint, using nothing more than their mobile device, such as an iPhone, an iPad or even an Android.  For example, as one of the world's foremost provider of point-of-sale systems, Fujitsu has integrated and will be demonstrating biometric verification using our patented GoVerifyID Out-of-Band Biometric Identity Verification service.  In this case, Fujitsu’s point-of-sale system will initiate an Out-of-Band Identity Verification message using GoMobile Interactive.

This message will be interactive in its push to the mobile device of the person making the purchase.  The purchaser will provide one or more biometrics such as their pass phrase, take a picture of their face or lay their fingerprint on the phone which is matched securely in the cloud.  Now, once this identity has been biometrically verified, the purchase can then be approved and the rest of the Fujitsu point-of-sale workflow can continue.  This entire process takes seconds.  It's easy to use, it's intuitive and, most of all, it’s secure.  As a point of note, it took the Fujitsu developer team less than two weeks to completely implement GoVerify into their point-of-sale demo and test it.

As a leader in Multi-Modal Biometric Security we already support biometric modalities that are not yet supported by standard mobile devices.  However, new and exciting mobile products are being released into the market worldwide that support the capture of biometric modalities such as iris, palm vein, and more.  ImageWare already supports these modalities in the cloud, and several more, and is ready to take advantage of these, as the hardware becomes available, with no change to the idea of being able to push an interactive message to the device and capture that biometric.  Now, other applications for this service include the replacement of passwords, verification of online and offline purchases and much more.  We, along with our partners, believe that our GoVerifyID Biometric Identity Verification service is a game changer.  Some of our partners are integrating this service directly into their own mobile applications, while others plan to use our turn-key GoVerifyID application.  Either way, this service works exactly the same.  With that I’ll turn it back over to Jim.

Jim Miller:

Thanks Dave.  Seeing really helps understanding, so we’ll be working with our IR firm at Liolios to setup a webinar so that you all can exactly see what Dave was talking about and witness a live demonstration.  We’re pretty excited about the program and the product and we know once you see it you will be too.

As we move forward, we continue to view intellectual property as a key component to our overall strategy.  Currently have 14 patent applications pending to augment the nine we hold in the United States around our Biometric and Mobile technology.  In addition to our strong US patent portfolio, we've been awarded patents on our Multi-Modal Biometric Engine technology in Canada, Australia, in China and have applications pending in Europe and Mexico.

We are proud to share that we’ve recently been advised by the US Patent and Trademark Office that they are going to issue ImageWare a patent for Anonymous Biometric Matching.  The issuance of this patent is very significant as it patents technology we developed, separating biometric and biographic data in the matching process.  This provides our users with both enhanced security and privacy.  We firmly believe the advancements of our products and partnerships over the last several quarters are positioning the Company to capitalize on the fast-growing biometric market.

However, this quarter is indicative on the following point:  Disruptive technology, and make no mistake, that’s exactly what we’re offering, represents an opportunity to change the way the world does things.  Just as in our personal lives a break from the path is not a casual leap and it's not made without a very thoughtful process.  It's no different in business.  We communicate the time element of our expected product launches to our shareholders based upon what our large partners communicate to us.  Given the disruptive nature of our technology and the size of the partners we are doing business with, some of whom span multiple countries, it's understandable that expected product launches can be delayed or slip a quarter or even two.

However we can be absolutely crystal clear about this: we are in the process, either directly or through our partners, with a number of very significant companies around the world and we say bear with us, as you will see the results of these efforts.  We have a number of additional deals in process and we remain incredibly excited about our future.  Now I would like to open the call up to your questions.

Operator:

Thank you, sir.  If you would like to ask a question please signal by pressing star, one on your telephone keypad.  If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment.  Again press star, one to ask a question.  We will take our first question from Jaeson Schmidt with Lake Street Capital Markets.

Jaeson Schmidt:

Hey, guys.  Thanks for taking my questions.

Jim Miller:

You bet, Jaeson.

Jaeson Schmidt:

Jim, just want to get your thoughts if you think the political concerns from the German government could potentially lessen the size and scope of some of your opportunities in this country or if it was just a matter of delaying these opportunities out of the gate?

Jim Miller:

Yes, it was, I think the latter.  Thank you, very good question.  Obviously, as I referred to in the remarks, there has been a lot of publicity over the situation in Germany.  With Deutsche Telekom, we have been working with some of their affiliates and partners so that they can ensure that the product fits the requirements of the local market.  That’s taken a little extra time, but it will not change the scope or the size of the opportunities we have going forward at all.

Jaeson Schmidt:

Okay, thanks, and then looking at the German Healthcare System, I know you mentioned two pilots by year-end.  But how should we view the potential rollout after that?

Jim Miller:

Yes, so there are 81 million participants in the German Healthcare System.  It’s a single payer system that is provided by the government to all citizens of the country.  The rollout is scheduled to begin in two states next month and it will run there as it expands.  We always struggle with exactly the proper characterization of these things, a pilot, but a paid pilot, so we should understand that about it.  It is for revenue, it not a test without that.  It is more of a let’s start out and then we will control the ramp up.  The goal on all of the partners and on the country is to have this implemented countrywide.

Jaeson Schmidt:

Okay, and then the last one for me, looking at OpEx in 2015, do you think you’ll need to add significant headcount to address all your opportunities?

Jim Miller:

We will need to add some headcount in Dave’s group in Engineering and I think maybe a couple of folks in Sales and Marketing.  But those are pretty much the areas that we have.  We have, as you saw the addition of TransUnion and the new work with Fujitsu that we’re doing, it's just really a start of kind of the things we think we can accomplish with each other.  As you know in software it's always a question of continuing to make sure that you have the sharpest, best product out there.  So we will have to add a few folks there.  But other than that, that’s it.

Jaeson Schmidt:

All right.  Thanks.  I’ll jump back in queue.

Jim Miller:

Okay.

Operator:

We will go next to Mike Malouf with Craig-Hallum Capital Group.

Michael Malouf:

Great.  Thanks guys for taking my question.

Jim Miller:

You bet.

Michael Malouf:

Just following up a little bit on Jaeson's question with regards to the German Healthcare system, the two states that you are starting out, are those pilots going to be the entire two states or are they just minor rollouts within those states?

Jim Miller:

No, what has been—there’s been identified several hundred physicians in a couple of dozen hospitals that are part of the rollout, and this is patient security and a couple of other things that are part of this upgrade to the healthcare system.  So again, Deutsche Telekom has the contract for this already.  So that part is already done.  This is the implementation now of that contract award and patient security records is part of that.  So we are bringing biometrics in to authenticate patient security--or excuse me, authenticate patient records to enhance the security in the system.  But it's not really a (cross talking).  Yes and the intention is to roll this out countrywide, because as I said, Telekom already holds the contract for the work.

Michael Malouf:

Right, okay.  So just to clarify, the several hundred docs (ph), it's for their patients within those docs, is that what you were talking about?

Jim Miller:

Yes, so that’s how they want to start the rollout.  They are going to start it in certain hospitals and then certain people on the staffs of those hospitals.  That will be the core of the rollout, which I think is the…

Michael Malouf:

How long do you think the pilot will take?

Jim Miller:

I don’t really know exactly how long, Mike, but we were talking about running it 90 to 120 days, but it will expand while it's operating.

Michael Malouf:

Yes, okay.

Jim Miller:

It's not a static group.  As I said, sometimes pilot might not be the right word to describe it.  But it is not the kind of classic pilot that we often think about when we use that word here in the US market.

Michael Malouf:

Okay, great.  Then the large retailer that you talked about, is that now back on track?  It looks like it was maybe a couple of months delayed.

Jim Miller:

Yes, just big companies, I think, as I said, in the remarks.  This is a multi-national.  There is a lot of people that are involved in this.  As these big companies do, they will move people around, so you have to navigate through that.  But yes, it's back on track.  They are implementing the hardware and they are firing up the system in December which means as soon as they start putting people in the database, we start generating revenue.

Michael Malouf:

That’s great, and it's still the same, roughly the same size and scope of contracts that’s…

Jim Miller:

Nothing, not one thing has changed.  No, not one thing.  That’s absolutely the same, yes.

Michael Malouf:

Perfect and then if I could just ask one more question.  With regards to TransUnion, is this an optional offering for the customers? How does it actually work within the customer base at TransUnion…?

Jim Miller:

Well, what they are going to do, this is an additional layer of authentication security.  So they have a pretty, as you might imagine, because they are in the business of fraud detection and protection of financial data, they have a very, very sophisticated system that’s already in place.  This adds on to that system.  So kind of a third leg of the stool, if you will, to provide biometric authentication, and the intention here is to roll it out to people that are capable of taking it and by that I simply mean that I think roughly 300 and some million of the 500 million are using mobile devices or somehow have devices that are capable to taking the technology today.  This is something we see as we look at all the projects.

There are some people who still have feature phones from the old days.  They will not give them up.  But they are becoming fewer and fewer and fewer.  So you will see as the demographics move, people in different demographic groups have a 100% smartphones or smart devices, and that’s the reason for when I say several hundred million versus 500 million.  That’s the reason for that difference.

Michael Malouf:

Yes.  Totally makes sense.  But within the group that they are targeting, who actually pays for the services?  Is it the consumer or is it TransUnion?

Jim Miller:

Yes, the actual consumer, which could be an individual or it could be a bank or some financial institution that's processing some kind of a transaction—a loan transaction, moving money, some financial transaction.  What they are seeing is even—what they are seeing, which is fascinating, is even though we’re moving to a Chip and Pin technology in things like credit card, the bad guys see that coming as well, so what they‘re doing is they are now moving to the application piece of the process.  So rather than defrauding at the point of sale they are moving their attack to a way where, if I can take your identity, then I can open up a new account and I am you.  I get a new card issued to a new address and I'm off and running before—and you would have almost no way of knowing that if your address is successfully changed.

That's why when Dave was explaining the technology, things like password resetting, those things are really big, very, very good uses for the biometric authentication because you won't be able to change your password unless we can ascertain it's really the you that we know from our own existing records.  It’s a very, very easy simple way to use it and a very, very easy way to enroll in it.  So it literally takes, as Dave said the match is seconds and the one-time enrolment, as we said before, is two minutes.

Michael Malouf:

Okay, thanks a lot for the color.

Jim Miller:

You bet, Mike.

Operator:

As a reminder to our phone audience to ask a question please press star, one.

We will go next to Bob Clutterbuck Sr. with Clutterbuck Capital Management.

Bob Clutterbuck Sr.:

Hey Jim, how are you?

Jim Miller:

Hey, Bob.  Good.  Thanks.

Bob Clutterbuck Sr.:

Before I get to the goodies, because it sounds—by the congratulations, particularly on the TransUnion and Fujitsu, sounds like we have a lot of great things going.  Let me address one potential concern, our cash position, you mentioned the cash—do you see any possibility that we're going to need to raise additional capital through an equity offering and what have not, and also if you can, I know you don't like to give forward guidance, can you talk about 2015 anticipated cash flow?

Jim Miller:

Yes, absolutely.  Well, in the order you asked the questions,  As we've said pretty consistently throughout the last, I don't know, half dozen calls or maybe even beyond that, we take a look at the balance sheet and the issues around the balance sheet constantly.  We review them here internally, no surprise, we also review them with the Board.  As we sit here today, we believe we have sufficient cash.  We have a line-of-credit.  We have been talking about extending that line and  Neal Goldman who is the shareholder who provides that line has agreed to extend it.  So we believe we have enough cash and equivalents to get us where we need to go.

That said, as I said just a minute before that, we're always looking at this.  The important thing to make sure of is that you have a really strong balance sheet.  We have a lot of things in the works and we would not want to be in a situation where people would be hesitant to pull the trigger on a partnership or transaction with us because of balance sheet issues.  Going forward, what you're seeing now is you're seeing a transition and it’s a difficult one.  It’s a heavy lift to move what was a government sub-contractor to a Software as a Service model.  Very easy to say, pretty hard stuff to do, but you are actually seeing it happen now.

As that happened the cash flow generated by the implementation of that model is nothing short of phenomenal.  I mean,  we expect to really ramp up the run rate as these Software as a Service deals ramp up and hit their strides.  Your right, Bob, we haven’t given guidance yet on that.  It’s new territory for us and it's difficult to say with any clarity what that would be, but I think you will see a pretty significant ability to generate cash as these models come online and, as I said, they are coming online.  I mean the TransUnion is a Software as a Service, Fujitsu is Software as a Service.  We've got a number of other things that are pending which is Software-as a Service and you'll see the preponderance of our business go to that.

We'll continue to do some government work, of course, but very situationally now and only where there are cost (ph) products involved—that we can handle a government project quickly as we did in Baja, California where we set the project up in a couple of months.  So I think that 2015 will be a terrific year from the metrics of generating cash in this business, and if we do not, given our structure, we are not a Company that it takes a lot to breakeven and generate a profit.  That bar is still pretty low.

Bob Clutterbuck Sr.:

Perfect and Jim, can you –talk—I know you can't give specifics, but in 2015, one of the major areas obviously, we already have credit card—I’m sorry, credit reporting in healthcare.  What are the three or four major areas as you see potential new clients? Can you comment on that whether its retail or other finance, what it might be?

Jim Miller:

Sure, yes.  I mean we continue to believe with our partners that retail, financial services and healthcare are three primary vertical markets that we're attacking.  So you see that we choose partners on a very set criteria.  It isn’t by happenstance, but people that can have big impacts and already have big presences in those vertical markets.  We're seeing some interest, not just in the German railroad but beyond, for people in the transportation sector, for security of and biometric authentication in their IT systems.  Again, lots of people in the world, just like you and me, are very, very concerned with the security of their data.

So people who have not historically thought about using biometrics are now willing to think, not only think about it, and as they see how easy to use the products are and how they fit into packages that are readily available, cellphones, laptops, even desktops now come with cameras and microphones in them.  We're seeing some interest in the transportation side as well.  Undoubtedly, Bob, there will be some more.  We've had quite a bit of interest.  Part of the exercise we go through is just to make sure that these are serious people embarked on a serious intention to create revenue in a vertical, not just people who are taking flyers.  But I think financial services, retail, transportation, healthcare, would be the four I would name for 2015 to watch from us.

Bob Clutterbuck Sr.:

I just have a couple more.  I don't mean to hog this, and I'll get back in the queue, and cut me off if I'm taking too much time.  Would you anticipate over the next three to six months any additional platforms?

Jim Miller:

I'm sorry, any additional platforms?

Bob Clutterbuck Sr.:

Platforms; IBM, Fujitsu, T-System…?

Jim Miller:

Partners? Yes, yes, absolutely.  Yes, we've got a number in progress, and as I said, these are big guys and they take a while to conclude paperwork and discussions.  But yes we are confident you will see more of these partnerships, absolutely.

Bob Clutterbuck Sr.:

All right, and three more, just real quick ones.  Patent infringement, are we having any problems with it or are we have any rewards from it, are we under attack all the time because our IP is so good, what's the situation there?

Jim Miller:

Well, we filed three suits against patent infringers, relatively small ones, because they were companies that looked to be infringing and we settled one that was,  I think, about six months ago now.  We are in the process of settling and settlement means favorable to us.  We have not concluded a settlement with the second one.  The third one is still outstanding and I believe we will settle that one favorably to us as well.  We're looking at folks—there’s a lot of noise in this market and so there is a lot of folks who sometimes look and act and sound like they use the exact products that we have but when you get in and look, they actually don't.  They use an inferior system and they do it in a very old-fashioned way and therefore do not run afoul of our patents.  But, rest assured, we're out there watching and as we see people pop up, we take a good hard look at them.

We're very proud of the IP position we have and we think it is truly foundational and you can look that up at the Patent and Trademark Office, but it’s only as good as you are vigilant in terms of making sure that it's adhered to by folks.

Bob Clutterbuck Sr.:

Can you –give—thank you by the way—can you give me a quick update or all of us a quick update on the pillphone.

Jim Miller:

Yes, actually the pillphone is just about wrapped-up.  So we are concluding some last minute work on the—it’s completed in the Android version.  We're doing some last minute work on iOS version.  We are out talking to large pharmaceutical companies, large medical service providers and institutions for use in things like clinical trials, which we believe will be a very fertile area for the pillphone.  It’s a natural for that.  As well as it is for medical adherence, reordering prescriptions and doing a whole host of other things.  But there has been a lot of interest and as soon as we wrap it up, I think you'll be seeing a lot and, by the way, wrapping it up means like literally in the next couple of weeks.  You'll be seeing a lot more from us on the pillphone.  It’s a pretty exciting product.  There's a lot of interest from a lot of big folks in the healthcare space on it.

Bob Clutterbuck Sr.:

(Inaudible) be terrific, and last but not least, a quick and I'll get back in the queue then, a quick NASDAQ update if there is one.

Jim Miller:

Yes, as we said, we are committed to uplifting the Company on NASDAQ.  No ifs, ands, buts, about it.  We have started the listing process by filing our application with NASDAQ and so we are working that process through and, believe me, we are absolutely committed to move that as quickly as we can because we think that's an important step for the Company and also very beneficial to the shareholders too.

Bob Clutterbuck Sr.:

Jim, have they given any indication on the timing there or not?

Jim Miller:

They have not yet, no.

Bob Clutterbuck Sr.:

Okay, and thanks.  Keep the great momentum going.  I'll hop back in the queue.  Thank you.

Jim Miller:

Thanks, Bob very much.  Appreciate it.

Operator:

We will go to Bob Evans of Pennington Capital.

Bob Evans:

Good afternoon, and thanks for taking the questions.

Jim Miller:

Sure.

Bob Evans:

First just want to—there’s not a cash flow statement that I had seen yet, and can you let me know –what--I see loss from operations of a couple of million bucks, but what was cap ex or capitalized software expense for the quarter? Just wondering what cash usage was this quarter.

Jim Miller:

Let’s get up that for you here.

Wayne Wetherell:

Yes, let's get that for you.

Bob Evans:

While you're looking that up, is there any SaaS for deferred revenue in this quarter?

Wayne Wetherell:

No.  In this quarter, no.

Bob Evans:

Okay.

Wayne Wetherell:

Not for SaaS.  We do have deferred revenue related to our LAWA project, which is the Los Angeles World Airport.  We've received a good number—as Jim mentioned, we've received a good amount of the payments for that.  However, we can't recognize revenue until such time as the project is completed and accepted.

Bob Evans:

Okay.

Wayne Wetherell:

Okay and you asked about the capital expenditures.

Bob Evans:

Correct.

Wayne Wetherell:

Capital expenditures for the nine months ended September 30 were approximately $100,000.

Bob Evans:

Okay.  (Cross talking).

Wayne Wetherell:

We're not a capital-intensive Company.

Bob Evans:

How about capitalized software research expense or do you…

Wayne Wetherell:

We don't capitalize software research.

Bob Evans:

Okay.  So cash usage this quarter was roughly a little over $2 million, is that right?

Wayne Wetherell:

Yes, cash usage, a burn rate right now is approximately 2 million a quarter.  It's been consistently that in this last three quarters.

Bob Evans:

Okay, okay, and again to the earlier question, SaaS revenue, when do we—is there a time next year where you would expect SaaS revenue to get to be—because the good news and bad news about SaaS revenue is it recurs, but it takes time to evolve.

Wayne Wetherell:

Yes, as Jim mentioned, we’re going to start enrolling identities in December of this year—in this quarter.  We will likely be able to recognize the revenue on those identities starting in the very first month of next year.  So we expect to start the ramp of SaaS revenue in the first quarter of next year.

Bob Evans:

What are payment terms? How quickly are you paid, is it typically 90 days?

Jim Miller:

No, no.

Wayne Wetherell:

We’ve got a number of different types of customers that we're talking to on the SaaS, but generally we're anticipating to be paid within 30 to 40 to 45 days of the billing, and the billing will go out within a week or so after the end of each month.  This will be a monthly reported item.

Bob Evans:

Okay, and your current credit line of $3.5 million, what—remind us of the terms of that?

Wayne Wetherell:

The current line-of-credit, it expires at the end of the first quarter this next year.  As Jim mentioned, we've talked to Neal Goldman, who provides the line-of-credit and he is willing to extend it.  So we will likely be announcing shortly an extension on that.  It’s a 3.5 million line of credit of which there is 2.5 million outstanding at this time.  It is convertible.  So the outstanding amount at any point in time, until such time it is paid back, can be converted into common stock.

Bob Evans:

At what conversion price?

Wayne Wetherell:

The conversion price—there’s two different conversion prices, I believe one of the prices is a little over $2 and the other one is slightly below $1.  So I would say 2.5 million is slightly below $1 and then 1 million is slightly above 2.

Bob Evans:

The current amount is slightly below $1. Okay.

Wayne Wetherell:

Correct.

Bob Evans:

What are you fully diluted shares outstanding? I know you reported a loss, that's 93 million.

Wayne Wetherell:

Fully diluted is 98.5 million.

Bob Evans:

Okay.  So…

Wayne Wetherell:

Shares outstanding is 93.4.

Bob Evans:

Okay.  So roughly a 230 million enterprise (ph) price value.  Okay, okay, thank you.

Jim Miller:

Thank you.

Operator:

At this time this concludes our question-and-answer session.  I would now like to turn the call back over to Mr. Miller for closing remarks.

Jim Miller:

Thanks, Amber.  Just like everything in life, the road to success is not straight, smooth, or quick, for ImageWare, this much is clear.  We are in the process of an ambitious makeover of our Company and we're making considerable progress with adoption by some of the world's largest companies.  For those of you who may wonder about the commitment of our partners, take a moment, when you have one, and go to the Fujitsu website, for example, and type in biometrics.  You will see their commitment to our partnership and to this market in a big way.

Our continued progress with new and existing partners leads to only one conclusion.  We're laying a very strong foundation and the other metrics of success that follow from the establishment of that foundation are close at hand.  We thank you as always for participating in today's call, and we'll look forward to speaking with you again at the end of the next quarter.

Operator:

That does conclude our conference.  Thank you for your participation.